EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on March 31, 2020

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	5,217,453
Securities:	5,151
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	128,542
Premises and fixed asset	24,052

Other real estate owned:	245
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	931
Other assets:	105,342
Total Assets:	5,481,716

LIABILITIES	Thousands of Dollars
Deposits	4,714,119
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	153,895
Total Liabilities	4,868,014

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	404,054
Retained Earnings	209,336
Accumulated other comprehensive income	(688)
Total Equity Capital	613,702
Total Liabilities and Equity Capital	5,481,716